Exhibit 99.1

Press Release

For More Information, Call:

GAYLA J. DELLY

CHIEF FINANCIAL OFFICER	APRIL 22, 2003

(979) 849-6550

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS REPORTS

EARNINGS FOR FIRST QUARTER 2003

ANGLETON, TX, APRIL 22, 2003— Benchmark Electronics, Inc., (NYSE: BHE) a leading contract manufacturing provider, announced sales revenue of $448 million for the quarter ended March 31, 2003, compared to $468 million in the previous quarter and $329 million in the same quarter of the prior year.  First quarter net income was $17.3 million, compared to $12.7 million in the previous quarter and $5.3 million in the same quarter of the prior year. Diluted earnings per share was $0.66 for the first quarter of 2003, compared to $0.50 per share for the previous quarter and $0.26 for the first quarter of 2002.

During the first quarter, we settled and released various claims arising out of customer manufacturing agreements. In connection with the settlement of these claims, we recorded a non-cash gain totaling $8.1 million. There were no production revenues in connection with these manufacturing agreements during recent quarters.

“The first quarter results reflect the continued commitment and focus of the Benchmark team. We are reaping the benefits of our higher levels of capacity utilization, having one of the highest levels of utilization in the industry.  Also, our continued cost and efficiency improvement programs over the past 18 months have significantly reduced our overhead costs.  We continue to earn the confidence of new and existing customers by our consistent and excellent execution in this competitive environment,” commented Cary T. Fu, President of Benchmark Electronics, Inc.

First Quarter 2003 Financial Highlights

•                  Cash balance at March 31, 2003 of $322 million.

•                  Cash generated from operations was $14 million in the first quarter of 2003.

•                  Accounts receivables increased by $16 million to $195 million at the end of the first quarter of 2003 from $179 million at the end of the fourth quarter of 2002. Calculated days sales outstanding increased to 39 days from 34 days in the previous quarter.

•                  Inventories increased to $197 million at the end of the first quarter of 2003 from $196 million at the end of the fourth quarter of 2002. Inventory turns decreased to 8.4 from 8.8 in the previous quarter.

Second Quarter 2003 Guidance

•                  Revenue in the second quarter of 2003 is expected to be between $430 million and $450 million.

•                  We expect gross margins to be relatively flat in the second quarter of 2003 compared with the first quarter of 2003.

•                  Earnings per share for the second quarter of 2003 are expected to be $0.42 to $0.46 per diluted share.

•                  The tax rate for the remainder of 2003 is expected to be approximately 32%.

This news release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934.  The words “expect,” “estimate,” “anticipate,” “predict,” and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements.  Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties and assumptions, including but not limited to industry and economic conditions, customer actions and the other factors discussed in Benchmark’s Form 10-K for the year ended December 31, 2002 and its other filings with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Benchmark Electronics, Inc. is in the business of manufacturing electronics and provides its services to original equipment manufacturers of computers and related products for business enterprises, medical devices, video/audio/entertainment products, industrial control equipment, testing and instrumentation products, and telecommunication equipment.  Benchmark’s global operations include facilities in eight countries. Benchmark’s Common Stock trades on the New York Stock Exchange under the symbol BHE.

A conference call hosted by Benchmark management will be held today at 10:00am CDT to discuss the financial results of the Company and its future outlook. This call will be broadcast via the Internet and may be accessed by logging on to our website at www.bench.com.

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Benchmark Electronics, Inc. and Subsidiaries

Consolidated Statements of Income

(Amounts in Thousands, Except Per Share Data)

(UNAUDITED)

	Three Months Ended March 31,
	2003	2002

Net sales	$448,470	329,188
Cost of sales	412,865	304,313

Gross profit	35,605	24,875

Selling, general and administrative expenses	16,472	14,176
Contract settlement	(8,108)	—

Operating income	27,241	10,699

Other income (expense):
Interest expense	(2,570)	(2,914)
Other	816	572
Total other expense, net	(1,754)	(2,342)

Income before income taxes	25,487	8,357

Income tax expense	8,156	3,009

Net income	$17,331	5,348

Earnings per share:
Basic	$0.71	0.27
Diluted	0.66	0.26

Weighted average number of shares outstanding:
Basic	24,509	19,763
Diluted	27,457 (a)	20,508

(a) Includes add back of dilutive shares of 1,995 and dilutive interest expense on convertible subordinated notes, net of tax, of $818.

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

March 31, 2003

(Amounts in Thousands)

(UNAUDITED)

Assets

Current assets:
Cash	$322,023
Accounts receivable, net	195,440
Inventories, net	197,270
Other current assets	21,124
Total current assets	735,857

Property, plant and equipment, net	89,107
Other assets, net	9,302
Goodwill, net	116,670

Total assets	$950,936

Liabilities and Shareholders’ Equity

Current liabilities:
Current installments of other long-term debt	$29,518
Accounts payable	230,422
Other current liabilities	60,046
Total current liabilities	319,986

Convertible subordinated notes	80,200
Other long-term debt, excluding current installments	20,089
Other long-term liabilities	7,825
Shareholders’ equity	522,836

Total liabilities and shareholders’ equity	$950,936